Exhibit 99.1

Nexalin Technology, Inc. Announces Closing of $9.6 Million Initial Public Offering

HOUSTON, TEXAS, September 19, 2022 – Nexalin Technology, Inc. (the “Company” or “Nexalin”) today announced the closing of its previously announced initial public offering of 2,315,000 units consisting of 2,315,000 shares of its common stock and 2,315,000 accompanying warrants to purchase 2,315,000 shares of common stock. Each share of common stock was sold together with one warrant to purchase one share of common stock with an exercise price of $4.15 per share at a combined offering price of $4.15, for gross proceeds of approximately $9.6 million, before deducting underwriting discounts and offering expenses. In addition, Nexalin has granted the underwriters a 45-day option to purchase up to an additional 347,250 shares of common stock and/or warrants to purchase 347,250 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount, of which Maxim Group LLC has exercised its option to purchase an additional 347,250 warrants.

The shares of common stock and warrants began trading on The Nasdaq Capital Market on September 16, 2022, under the symbols “NXL” and “NXLIW,” respectively.

Maxim Group LLC acted as the sole book-running manager in connection with the offering. Warshaw Burstein, LLP served as legal counsel to the Company. Nelson Mullins Riley & Scarborough LLP served as counsel to Maxim Group LLC.

A registration statement on Form S-1, as amended (File No. 333-261989) was filed with the Securities and Exchange Commission (“SEC”), which became effective on September 15, 2022. A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely and effectively help combat the ongoing global mental health epidemic. All of Nexalin’s products are non-invasive and undetectable and, critically, can provide relief to those afflicted with mental health issues without adverse side effects. Nexalin previously developed an easy-to-administer medical device — referred to as Generation 1 or Gen-1 — that utilizes bioelectronic medical technology to treat anxiety and insomnia, without the need for drugs or psychotherapy. Nexalin has designed and developed new advanced waveform technology emitted at 15 milliamps through our existing medical device improved with a modern enclosure — referred to as Generation 2 or Gen-2 — which can penetrate deeper into the brain and the associated structures of mental illness, which Nexalin believes will generate enhanced patient response. The Gen-2 device was recently approved in China by the National Medical Products Administration (NMPA) for the treatment of insomnia and depression in China. In September 2018, Nexalin entered into a series of agreements with Wider Come Limited, a company formed under the laws of the People’s Republic of China (“Wider”), pursuant to which Nexalin and Wider have agreed to form a joint venture entity to be domiciled in Hong Kong to conduct a portion of our clinical research and implement a business distribution plan for our devices in China, Macau, Hong Kong, and Taiwan. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: NXL@crescendo-ir.com